CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated November 27, 2013 on the financial statements and financial highlights of the Alpha Defensive Alternatives Fund (formerly, Alpha Defensive Growth Fund) and Alpha Opportunistic Alternatives Fund (formerly, Alpha Opportunistic Growth Fund), each a series of Advisor Series Trust.   Such financial statements and financial highlights appear in the 2013 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 23, 2014